Exhibit 99.1

Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page – www.spartanmotors.com

FOR IMMEDIATE RELEASE

Classic Fire Acquisition Completed by Spartan Motors

Charlotte, MI – April 1, 2011 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced it has completed the acquisition of Classic Fire, a designer and manufacturer of fire apparatus known for performance, innovation and practicality. The acquisition was announced on March 7, 2011 with a transaction close date of April 1st.

“Today’s announcement supports Spartan Motors’ strategic intent of pursuing a blended growth strategy that is focused on three areas; organic growth through our existing markets and product innovation, corporate alliances such as that which we have solidified with Isuzu Commercial Trucks of America, and acquisitions; said John Sztykiel, President and CEO of Spartan Motors. “We are very optimistic about the improved opportunities and long-term growth potential in the emergency response market resulting from this acquisition,” said Sztykiel.

Strategic Fit
Classic Fire is a strategic acquisition that:
•	Enables Spartan to cover more segments, applications, and customer needs than ever before due to the complementary product offerings
•	Allows Spartan Motors to better meet the price points required of an industry challenged by weaknesses in municipal funding
•	Provides expanded coverage of a key growth segment and enriches Spartan with industry experts that complement those in place at Spartan Chassis, Inc. and Crimson Fire, Inc.

About Spartan Motors, Inc.
Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and service and delivery markets. The Company's brand names – SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, Classic FireTM, and Utilimaster® - are known for quality, value, service and first-to-market innovation. The Company employs approximately 1,600 at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida, and Texas. Spartan reported sales of $481 million in 2010 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

Contact:
Russell T. Chick
Corporate Director of Marketing
Spartan Motors, Inc.
517.997.3852

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